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                                                                    Exhibit 16.1







June 5, 2002




Securities and Exchange Commission
Washington, D.C.  20549




Ladies and Gentlemen:

We were previously principal accountants for Citadel Communications Corporation and subsidiary and, under the date of February 23, 2001, we reported on the consolidated financial statements of Citadel Communications Corporation and subsidiary as of and for the years ended December 31, 2000 and 1999. On June 26, 2001, our appointment as principal accountants was terminated. We have read Citadel Broadcasting Corporation's statements included in its Form S-1 dated June 5, 2002, and we agree with such statements, except that we are not in a position to agree or disagree with the board of directors' recommendation or approval to engage other independent accountants, or the consultation by Citadel Broadcasting Corporation and Forstmann Little & Co. with Deloitte & Touche LLP regarding accounting advice provided in connection with Forstmann Little & Co.'s acquisition of Citadel Communications Corporation.

                                Very truly yours,

                                /s/ KPMG LLP